Exhibit 10-lll

Adopted by the Cinergy Corp.

Benefits Committee on August 29, 2002

AMENDMENT TO THE

CINERGY CORP. EXCESS PENSION PLAN

The Cinergy Corp. Excess Pension Plan, as amended and restated effective as of January 1, 1998 (the “Plan”), is hereby amended effective as of August 29, 2002.

(1)           Explanation of Amendment

The Plan is amended to provide certain participants with the opportunity to make an election to receive their Plan benefits in a single lump sum under certain circumstances following a Change in Control.  The Plan is further amended to provide that nonelective employer contributions made on behalf of a participant under the Cinergy Corp. Excess 401(k) Plan shall be taken into account when determining a participant’s Unrestricted Benefit, but only to the extent specifically provided by the Committee.

(2)           Amendment

(a)                                  Section 1.22 of the Plan is hereby amended by adding the following at the end thereof:

“Notwithstanding the preceding sentence, but only to the extent specified by the Committee, (a) any nonelective employer contributions (other than matching contributions) made on behalf of a Participant under the Cinergy Corp. 401(k) Excess Plan during any applicable period shall be taken into account when calculating such Participant’s Unrestricted Benefit and (b) any Participant who receives nonelective employer contributions (other than matching contributions) under the Cinergy Corp. 401(k) Excess Plan during the year in which occurs his Severance from Service Date (as defined in Cinergy’s Pension Plan) shall be treated, for purposes of calculating his Unrestricted Benefit, as if he had received Sabbatical Vacation Pay (as defined in Cinergy’s Pension Plan) in the amount that he would have received if such nonelective employer contributions were part of his Base Salary (as defined in Cinergy’s Pension Plan) during the year in which occurs his Severance from Service Date.”

(b)                                 Article 1 of the Plan is hereby amended by adding the following new Section 1.23 immediately following Section 1.22:

“1.23                     “Potential Change in Control” means any period during which any of the following circumstances exist:

(a)                                  Cinergy enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; provided that a Potential Change in Control shall cease to exist upon the expiration or other termination of such agreement; or

(b)                                 Cinergy or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; provided that a Potential Change in Control shall cease to exist when Cinergy or such Person publicly announces that it no longer has such an intention; or

(c)                                  Any Person who is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of Cinergy representing ten percent (10%) or more of the combined voting power of Cinergy’s then outstanding securities, increases such Person’s beneficial ownership of such securities by an amount equal to five percent (5%) or more of the combined voting power of Cinergy’s then outstanding securities; or

(d)                                 The Board of Directors adopts a resolution to the effect that, for purposes hereof, a Potential Change in Control has occurred.

Notwithstanding anything herein to the contrary, a Potential Change in Control shall cease to exist not later than the date that (i) the Board of Directors determines that the Potential Change in Control no longer exists, or (ii) a Change in Control occurs.

The terms “Person” and “Securities Exchange Act” where used herein shall have the meaning given to such terms in the Cinergy’s Pension Plan.”

(c)                                  Article 6 of the Plan is hereby amended by adding the following new Section 6.6 at the end thereof:

“6.6         Special Payment Election Effective Upon a Change in Control.

Notwithstanding any other provision of this Plan, each Participant who is designated as a “Selected Participant” by the Committee (a “Selected Participant”) shall be entitled to make a special payment election in accordance with the provisions of this Section 6.6.

(a)                                       Distribution Pursuant to Special Payment Election.  A Selected Participant may elect, on a form provided by the Committee, to receive a single lump sum cash payment in an amount equal to the Actuarial Equivalent (as defined below) of his benefits under the

                                                   Plan (or the Actuarial Equivalent of his remaining benefits under the Plan in the event that payment of his benefits under the Plan has already commenced) payable no later than 30 days after the later of the occurrence of a Change in Control or the date of his termination of employment with Cinergy and its Affiliates.

(b)                           Effectiveness of Special Payment Election.  An election made pursuant to this Section shall become operative only upon the occurrence of a Change in Control and only if the Participant’s termination of employment with Cinergy and its Affiliates occurs either (1) prior to the occurrence of a Change in Control or (2) during the 24-month period commencing upon the occurrence of a Change in Control.  Once operative, such special payment election shall override any other payment election made by the Participant with respect to his benefits under the Plan.

(c)                            Deadline for Special Payment Election.  In order to be effective, an election made pursuant to this Section must be made either prior to the occurrence of a Potential Change in Control or, with the consent of the Committee, during the thirty-day period commencing upon the occurrence of a Potential Change in Control.  In the event that a Potential Change in Control occurs and subsequently ceases to exist, other than as a result of a Change in Control, such Potential Change in Control shall be disregarded for purposes of this Section.

(d)                           Withdrawal of Special Payment Election.  A Selected Participant may withdraw, on a form provided by the Committee, a special payment election made by him pursuant to this Section at anytime specified in the first sentence of Section 6.6(c).

(e)                            In the event a Selected Participant makes a special payment election and pursuant to that election becomes entitled to receive a single lump sum cash payment pursuant to this Section payable prior to the commencement of the payment of his benefits, for purposes of this Section the Actuarial Equivalent of his benefits under the Plan shall be calculated based on the following assumptions:

 (I)                                      The form of payment for each of the Selected Participant’s retirement benefits under the Plan and Cinergy’s Pension Plan shall be a single life annuity;

 (II)                                  The commencement date for each of the Selected Participant’s retirement benefits under the Plan and Cinergy’s Pension Plan shall be the first day of the calendar month coincident with or next following the later of his Severance from Service Date (as defined in Cinergy’s Pension Plan) or his 50th birthday; and

 (III)                              The term “Actuarial Equivalent” has the meaning given to that term in Cinergy’s Pension Plan with respect to lump sum payments.

(f)                              In the event a Selected Participant makes a special payment election pursuant to this Section and pursuant to that election becomes entitled to receive a single lump sum cash payment payable after the commencement of the payment of his benefits, his lump sum cash payment shall be equal to the Actuarial Equivalent (as that term is used in Cinergy’s Pension Plan with respect to lump sum payments) of his remaining benefits under the Plan.

(g)                           The payment of a single lump sum in cash, pursuant to this Section, to or on behalf of a Participant shall completely discharge any liability under the Plan to or on behalf of that Participant.

(h)                           Committee Discretion for a Lump Sum Payment.  Notwithstanding any other Section, if a Change in Control occurs, the Committee in its sole discretion may elect to accelerate the distribution of a Participant’s benefits under the Plan so that the Actuarial Equivalent of such benefits shall be distributed to the Participant (or, in the event of his death, to his Beneficiary) in a single lump sum payment no later than 30 days after the Change in Control occurs.”

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer as of August 29, 2002.

/s/ Timothy J. Verhagen
By:
Timothy J. Verhagen
Vice President, Human Resources